Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Friday, September 5, 2008

Subject:       Black & Decker Names Michael D. Mangan President of Worldwide Power Tools and Accessories
                    Business and Stephen F. Reeves Chief Financial Officer

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that Michael D. Mangan has been named Senior Vice President of the Corporation and President of the Worldwide Power Tools and Accessories business, reporting to Nolan D. Archibald, Chairman and Chief Executive Officer. Mr. Mangan has served as Senior Vice President and Chief Financial Officer for eight years. For the past two years, he has also had responsibility for the Fastening and Assembly Systems business. Previously, he had been Chief Financial Officer of The Ryland Group, Inc., and held leadership roles with the General Motors Corporation.

        The Corporation also announced that Stephen F. Reeves will succeed Mr. Mangan as Senior Vice President and Chief Financial Officer, reporting to Mr. Archibald. Mr. Reeves has served as Vice President – Global Finance for the Power Tools and Accessories business for the past eight years, and previously served as Vice President and Controller of the Corporation for six years.

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        John W. Schiech and Bruce W. Brooks will remain Group Vice Presidents of the Corporation, reporting to Mr. Mangan. They will have global product responsibility for the Industrial and Consumer Products Groups, respectively, and lead the North American businesses.

        Mr. Archibald commented, “I am very pleased with the management team at Black & Decker, and our ability to deliver innovative products and solid profitability in this difficult economic environment. This organization change will bring more focus on each geographic area, particularly North America, enable better coordination of global opportunities, and help accelerate our growth. Mike Mangan has done an outstanding job as our CFO and leader of the fastening business, and Steve Reeves has been an integral part of our success for many years. Mike, Steve, John and Bruce have all been instrumental in implementing strategic initiatives and improving the company’s cash flow, and I am confident they will continue to drive results in their new roles.”

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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